Exhibit 10-1

LOAN SALE AGREEMENT

THIS LOAN SALE AGREEMENT (“Agreement”) is made and entered into as of the ____ day of_____________, 2006, by and between NATIONAL LOAN INVESTORS, L.P. (“NLI” and “Seller”), and LOGISTICAL SUPPORT, LLC, a California limited liability company (“LOGISTICAL” and “Buyer”).

RECITALS

A. Seller is the owner and holder of a certain Loan, as evidenced by the Loan Documents more hilly described below.

B. Buyer wishes to purchase the Loan from Seller, and Seller wishes to sell the Loan to Buyer, all on the terms and conditions contained herein.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals, which are hereby made a contractual part hereof, the payments, provisions and mutual promises contained herein, and. for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF THE LOAN

Section 1.1 Agreement to Sell and Purchase the Loan. Subject to and. upon the terms and conditions of this Agreement, Seller agrees to sell, and Buyer agrees to purchase, all of Sellers right, title and interest in and to the Loan and the Loan Documents.

Section 1.2 Purchase Price. The purchase price (the “Purchase Price”) for the Loan shall be as follows:

1.	Buyer shall make an initial deposit of $25,000.00 by cashier’s check or money order on or before November 30, 2006;

2.	Buyer shall make a second deposit of $66,666.66 by cashier’s check or money order on or before December 15, 2006;

3.
Buyer shall have the option to make a third payment of $108,333.34 by cashier’s check or money order on or before December 31, 2006, for a total purchase price of $200,000.00. If Buyer does not make the balloon payment referenced herein, then Buyer shall pay as follows:

A.	Buyer shall make a third deposit of $66,666.67 by cashier’s check or money order on or before January 15, 2007; and

B.	Buyer shall make a fourth and final payment of $66,666.67 by cashier’s check or money order on or before February 15, 2007, for a total purchase price of $225,000.00.

ARTICLE 2

BUYER’S REPRESENTATIONS, WARRANTIES, COVENANTS AND ACKNOWLEDGMENTS

Section 2.1 Buyer’s Representations and Warranties. Buyer hereby represents, warrants, covenants and acknowledges that, as of the date hereof, and as of the Closing Date:

(a)
Buyer acknowledges that none of Seller’s employees, attorneys or agents has been authorized to make, and that Buyer has not relied upon, any statements or representations other than those specifically contained in this Agreement. Buyer acknowledges that the Loan is being sold “AS IS, WHERE IS”, arid without recourse to Seller or Seller’s officers, directors, employees, agents, attorneys, loan services, successors or assigns.

(b)
Buyer has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has the power and authority to execute, deliver and perform this Agreement and all of the transactions contemplated hereby.

(c)
The execution and delivery of this Agreement and the performance of Buyer’s obligations hereunder will not conflict with any provisions of any law, regulation, order or decree to which Buyer is subject, or conflict with or result in a breach of or constitute a default under any of the terms, conditions, or provisions of any agreement or instrument to which Buyer is a party or by which it is bound.

(d)
There is no action, suit or proceeding pending against Buyer in any court or by or before any other governmental agency or instrumentality which would materially affect the ability of Buyer to carry out the transactions contemplated by this Agreement.

(e)
Buyer acknowledges that one or more environmental engineering, surveying, appraisal, title, lien search or similar reports may be contained in the Loan File evidencing the results of surveys, investigations, examinations, studies or appraisals performed with respect to the Mortgaged Property. Buyer understands and acknowledges that any such reports contained in the Loan File or otherwise provided or made available by Seller or its officers, employees, agents, loan servicers, contractors, or representatives, is provided without any representations or warranties as to any matter expressed in such reports, including, without limitation, the qualifications or expertise of the author or authors thereof or the completeness or accuracy of the facts, assumptions and conclusions contained therein.

ARTICLE 3

SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 3.1 Seller’s Representations and Warranties. Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date:

(a)
Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby.

(b)
The execution and delivery of this Agreement and the performance of Sellers obligations hereunder will not conflict with any provisions of any law, regulation, order or decree to which Seller is subject, or conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which Seller is a party or by which it is bound.

(c)
There is no action, suit or proceeding pending against Seller in any court or by or before any other governmental agency or instrumentality which would materially affect the ability of Seller to carry out the transacbon5 contemplated by this Agreement.

(d)	Seller is the sole owner and holder of the Loan and the Loan Documents.

(e)
The balance due on the Loan is $338, 365.45 (principal $313,381.21, accrued interest of $17,928.27, late charges of $935.16, legal fees of $3,120.81, and Seller is unaware of any rights of offset which could. be alleged by borrowers, or guarantors against enforcement of the Loan.

ARTICLE 4

CONDITIONS PRECEDENT TO CLOSING

Section 4.1 Deposits of Buyer. On or before the Closing Date (either December 31, 2006 or February 15, 2007), Buyer shall pay:

(a)	the balance of the Purchase Price (the “Balance of the Purchase Price”) by cashier’s check or wire transfer of federal funds;

(b)	all other amounts required to be paid by Buyer at or in connection with the Closing hereunder; and,

Section 4.2

(a)	On or before the Dosing Date, Seller shall have prepared the following documents or instruments with respect to the Loan. to be transferred to Seller by Buyer:

(i)	the Note with an executed Allonge;

(ii)	the original Assignment of Security executed by Seller in recordable form;

(iii)	any other loan documents to be as appropriate.

Section 4.3 Closing. Upon Seller’s receipt of the Balance of the Purchase Price from Buyer and upon Seller’s receipt of all documents and other items required to be deposited with the Seller by Buyer, Seller shall close by:

(a)	delivering to Buyer an original of the Assignment of Security and then delivering the same to Buyer;

(b)	delivering to Buyer the Note with an executed Allonge and a duplicate original of the Assignment of Loan Documents;

(c)	delivering any assignments of other loan documents as appropriate, including, but not limited to UCC-1 filings.

(d)
Within a reasonable amount of time thereafter, Seller shall deliver to buyer the Credit Loan File, at Seller’s expense, to Buyer’s address. Seller and its agents, independent contractors, attorneys and Loan servicers shall have no further responsibility for servicing the Loan and shall have no other obligation of any kind concerning the Loan. Seller makes no representations or warranties with respect to the accuracy or completeness of the servicing records contained in the Credit Loan Pile, other than the balance due under the Loan as of November 30, 2006.

Section 4.4 Closing and Other Costs.

(a)
Buyer shall pay (i) any governmental registration, documentary transfer or transaction taxes or fees due in connection with the transfer of the Loan from Seller to Buyer, (ii) any filing or recording fees or costs incurred costs incurred or charged by any title company, and (iii) any sales or use taxes determined to be payable in connection with this transaction, (iv) be responsible for the payment of any unpaid real estate taxes associated with the collateral properties (if any).

(b)	Each party hereto shall pay its own legal fees and other costs in this transaction.

Section 4.5 Conformity to Law. Buyer agrees to abide by all applicable state and federal laws, rules, and regulations regarding the handling and maintenance of all documents and records relating to the Loan purchased hereunder, including, without limitation, the length of time such documents and records are required to be retained.

Section 4.6 Seller’s Access to Loan File. Alter the transfer of the Credit Loan File to Buyer pursuant to the terms of this Agreement, Seller, at Seller’s expense, shall have the continuing right to use, inspect or make copies of any such documents or records which remain in the possession or control of Buyer or Buyer’s successors or assigns, upon Seller’s reasonable notice to Buyer or Buyer’s successors or assigns, as the case may be. Buyer, on behalf of itself and all of its successors or assigns. agrees to allow Seller, at Seller’s expense, the temporary possession, custody, and use of original documents which remain in the possession or control of Buyer or Buyer’s successors or assigns for any lawful purpose and upon reasonable terms and conditions and upon reasonable notice to Buyer or Buyer’s successors or assigns.

Section 4.7 Buyer’s right to Due Diligence. Notwithstanding the payment of the deposit of $25,000.00 on or before December 5, 2006, Buyer shall have the right to review Seller’s loan file and related documents and perform its own due diligence with reference to the enforceability of the documents that buyer is purchasing. buyer shall review such documents at Seller’s counsel’s office prior to December 8, 2006. To the extend that Buyer identifies any issues relating to the enforceability of the documents, Buyer will attempt to resolve any such issues with Seller. If no resolution is reached, Buyer has the right to withdraw and nullify the transaction by notice given to Seller, as set forth below, by December 8, 2006. If Buyer withdraws, Seller shall retain the $25,000.00 deposit as payment against the existing Loan as set forth in Section 6.16, and the parties shall retain all rights and remedies as if this transaction had never occurred.

ARTICLE 5

WAIVER AND RELEASE

Section 5.1 Waiver and Release. Subject to the provisions of Section 4.7, Buyer, on behalf of itself and all of its successors and assigns, hereby waives and relinquishes any Claim any of them may now or in the future have against Seller or Seller’s predecessors in interest or against any officers, directors, employees, attorneys, agents, contractors, Loan servicers, successors or assigns of Seller or Seller’s predecessors in interest (collectively, the “Released Persons”), in any way related to the Loan, the Secured Property, including, without limitation, any Claim for indemnification or contribution arising under any federal, state or local statute, regulation, ordinance or rule of law relating to liability for environmental matters, and Buyer hereby releases the Released Persons from any such Claim; provided, however, that this waiver and release shall not bar Buyer from (i) obtaining credit: against the Hill Industries Loan amount pursuant to Section 6.16. Buyer has waived and does hereby waive any and all other remedies for Seller’s breach of this Agreement, including, without limitation, any right to sue for actual, consequential or any other damages.

ARTICLE 6

MISCELLANEOUS PROVISIONS

Section 6.1 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be given by registered or certified mail (return receipt requested), personal delivery, or overnight commercial courier service, addressed to the recipient as follows (or at such other address as the recipient may specify by written notice to the other parties):

If to the Buyer: Bruce Littell Logistical Support, LLC 19734 Dearborn Street Chatsworth, CA 91311
with a copy to: James K Felton, Esq. Greenberg & Bass 16000 Ventura Blvd., Suite 1000 Encino, CA 91436
If to Seller: National Loan Investors, L.P. 3030 NW. Expressway Suite 1313 Oklahoma City, Oklahoma 73112 Attention: Dewayne Horton
with a copy to: Verus Law Group Holly Walker 3122 Santa Monica Blvd., Suite 302 Santa Monica, CA 90404

For the purposes hereof, the date of personal delivery, three (3) Business Days after the date the notice is deposited in U.S. mail or one (1) Business Day after the date the notice is deposited with the overnight commercial courier service, as applicable, shall be deemed to be the date upon which notice is given hereunder

Section 6.2 Severability. In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be deemed deleted from this Agreement or modified to the extent necessary to render this Agreement fully enforceable, and as so altered or modified, this Agreement shall continue in full force and effect.

Section 6.3 Rights Cumulative; Waivers. The rights of each of the parties under this Agreement are cumulative. The rights of each of the parties hereunder shall not be capable of being waived or modified other than by an express written waiver or modification. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or modification of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a waiver, suspension or modification of any such right.

Section 6.4 Brokerage Commissions and Finder’s Fees. Each party to this Agreement warrants to the other that no person or entity is entitled to any commission, finder’s fee, acquisition fee or other brokerage-type compensation (collectively, a “Commission”) based upon the acts of that person or entity with respect to any transaction contemplated by this Agreement. Each party hereby agrees to indemnify and defend the other against, and to hold the other harmless for, from and against any and all loss, cost, liability or expense (including, without limitation, attorneys’ fees and Commissions) resulting from or relating to any Claim for a Commission by any person or entity.

Section 6.5 Article and Section Headings. The Article and Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.6 Construction. Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

Section 6.7 Benefit; Successors Bound. This Agreement, including the exhibits hereto, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their respective heirs, legal representatives, successors, and permitted assigns. This Agreement shall (to the extent specifically provided herein) also inure to the benefit of all Released Persons. It is the specific intention of the parties that neither this Agreement nor anything contained herein shall benefit any person or entity other than those indicated in this Section.

Section 6.8 Assignment. The rights and obligations of Buyer under this Agreement shall not be assignable without the prior written consent of Seller, except that Buyer may, without the prior written consent of Seller, assign this Agreement to an entity controlled by or which controls Buyer or which is under the common control of the person or entity controlled by Buyer, provided that such person or entity executes an assumption agreement pursuant to which such entity assumes Buyer’s obligations hereunder and which is satisfactory in form and substance to Seller. Buyer hereby acknowledges and agrees that in the event of such assignment, Buyer shall not be released from its obligations hereunder and shall remain liable hereunder.

Section 6.9 Amendment. This Agreement may be amended only by an instrument in writing executed by au. of the parties hereto.

Section 6.10 Entire Agreement. This Agreement represents a complete integration of all the prior and contemporaneous agreements and understandings of the parties with respect to the subject matter of this Agreement. Any and all such prior agreements and understandings are hereby superseded by this Agreement.

Section 6.11 Counterparts. This Agreement may be executed in counterparts and via facsimile, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

Section 6.12 Survival. Each and every representation, warranty, covenant, acknowledgment, and indemnification herein above made by Buyer or Seller shall survive the Closing and shall not merge into the Closing Documents, but instead shall be independently enforceable in accordance with the terms of this Agreement.

Section 6.13 Construction of Agreement. Each party acknowledges that it has participated in the negotiation of this Agreement and the Closing Documents, and no provision of this Agreement or the Closing Documents shall be construed against or interpreted to the disadvantage of any party hereto or thereto by reason of such party having or being deemed to have drafted such provision; and that each of the parties hereto at all times has had access to an attorney in the negotiation of the terms of and in the preparation and execution of this Agreement and the Closing Documents.

Section 6.14 Time is of the Essence. The parties acknowledge and agree that time is of the essence with respect to every provision contained in this Agreement.

Section 6.15 Governing Law. This Agreement shall be construed and enforced in accordance with, and shall be governed by, the laws of the State of California.

Section 6.16 Default in Payments. In the event that Buyer defaults in the making of payments hereinunder, then this Agreement shall be null and void. Seller shall have no duty to return arty payments made by Buyer to Seller prior to default however, any arid all such payments made prior to breach shall be allocated as a payment on the underlying Loan to be applied in accordance with the terms of the Hill Industries Promissory Note. Buyer further acknowledges and agrees to the application of such payments made hereunder to the Loan amounts due and owing under the terms of the Hill Industries Promissory Note given its liability for such payments as a successor guarantor of the Hill Industries Promissory Note buy virtue of the merger which occurred on March 30, 2006 between Logistical Support, LLC, and Hill Aerospace & Defense, LLC.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Buyer: Logistical Support, LLC, a California limited liability company By:________________________________ Print Name: ______________________ Title:___________________________
Seller: National Loan Investors, L.P. By:____________________________ Print Name: Pau G. Heafy Title:___________________________

LIST OF EXHIBITS

EXHIBIT “A”	Form of Allonge

EXHIBIT “B”	Form of UCC-2 Assignments

EXHIBIT “C”	Promissory Note

EXHIBIT “D”	List of Security Instruments

EXHIBIT “A”

ALLONGE NOTE ENDORSEMENT

NoteDate:	9/15/1999

LoanAmount:	$900,000.00

Customer(s):	Hill Industries, Inc.

Pay, without recourse or warranty to the order of Logistical Support, L.L.C. on July 21, 2006.

NATIONAL LOAN INVESTORS, L.P. By:/s/ Pau G. Heafy Pau G. Heafy Managing General Partner

EXHIBIT “B”

[Letterhead]
NLI National Loan Investors, L.P.
3030 N. W. Expressway - Suite 1313, Oklahoma City, Oklahoma 73112
(405) 947-6171 Extension 244 Email: lertel@nli.com

July21. 2006

Logistical Support, L.L.C.
19734 Dearborn Street
Chatsworth, California 91311

Subject:	Borrower/Obligator(s) Hill Industries, Inc. Hill Aviation Logistics, LLC
Loan Number: 74400100
Transaction: Transfers

National Loan Investors, L.P. (NLI) hereby authorize Logistical Support, L.L.C. to file financing statement amendment(s) in order to assign the below listed financing statement(s) that does not contain NLI’s signature, where permitted by law in connection with the above transaction for purposes of perfecting your security interest under the current Uniform Commercial Code:

Financing Statement Number	Filing Office
9835860181	SS, California
9835860184	SS, California
9835860155	SS, California
9913260284	SS, California
9835860186	SS, California

Logistical Support, L.L.C. shall, as soon as practicable following closing, but in no event more than thirty (30) days after the Closing Date, properly file and record, in the appropriate public offices, all Financing Statement Assignments above mentioned.

NATIONAL LOAN INVESTORS, L.P. By:/s/ M. Lisa Ertel M. Lisa Ertel Documentation Division

EXHIBIT “C”

LOAN #2000316198

SECURED PROMISSORY NOTE

$900,000.00	Dated as of
September 15, 1999

1. INDEBTEDNESS. FOR VALUE RECEIVED, the undersigned, HILL INDUSTRIES, INC., a California corporation (“Maker”) promises to pay to SANTA MONICA BANK, a California banking corporation (hereinafter referred to as “Bank”), on order, at 1324 Fifth Street, Santa Monica, California 90406-1075 or such other place as may be designated in writing by the holder of this Secured Promissory Note (hereinafter referred to as this “Note”), the principal sum of Nine Hundred Thousand and 00/100 Dollars ($900000.00), or such lesser amount as may be outstanding from time to time, together with interest accrued thereon. This Note evidences revolving advances made by Bank to Maker pursuant to Sections 2.1A of that certain Amended and Restated Loan and Security Agreement, of even date herewith, between Bank and Maker, as amended from time to time (the “Loan Agreement”).

2. INTEREST. Commencing on the date hereof the unpaid principal balance of this Note shall bear interest at a rate two (2.00) percentage points in excess of the prime rate of interest (the highest variable rate of interest, per annum, published daily as the “prime rate” in the Money Rates Section of the Western Edition of the Wall Street Journal - hereinafter referred to as the “Prime Rate”). In the event that such a rate is no longer published, then the “Prime Rate” shall mean the variable rate of interest, per annum, most recently announced by Bank at its office in Santa Monica, as its “prime rate”, with the understanding that Bank’s “prime rate” is one of its base rates and serves as a basis upon which effective rates of interest are calculated for loans making reference thereto and may not be the lowest of Bank’s base rates). In the event that any installment required pursuant to Section 3 of this Note is not paid when due, or any other default occurs under the terms of this Note, and without affecting any of Bank’s rights and remedies provided herein, the unpaid principal balance of this Note shall thereafter bear interest at a rate seven (7.00) percentage points above the Prime Rate. In the event that the Prime Rate is, from time to time hereafter, changed, adjustments in the rate of interest payable hereunder shall be made as of 12:01 A.M. on the effective date of the change in the Prime Rate. Interest chargeable hereunder shall be calculated on the basis of a three hundred sixty (360) day year for actual days elapsed.

3. PAYMENT. Principal and interest shall be due and payable on the dates and in the manner as follows:

(a) Commencing on the first (1st) day of October, 1999, and continuing on the same day of each and every calendar month thereafter, Maker shall make monthly payments of interest accrued on the unpaid principal balance hereof,

(b) Commencing on the first (1st) day of October, 1999, and continuing on the same day of each and every calendar month thereafter, Maker shall make a monthly principal payment in the amount of Seventy Five Thousand Dollars ($75,000.00).

(c) On the first (1st) day of February, 2000, Maker shall make payment in full of the unpaid principal balance hereof remaining unpaid on such date, together with any and all accrued and unpaid interest hereunder.

4. REDUCTION IN THE MAXIMUM CREDIT LINE. The monthly installments of principal required under Section 3b of this Note shall constitute a permanent reduction in the Maximum Credit Line (as that term is defined in the Loan Agreement). Maker shall not be entitled to reborrow the installment payments made pursuant to such Section.

5. PREPAYMENT. Maker may prepay all or part of the principal balance due under this Note, without premium or penalty. With each prepayment Maker shall also pay the interest accrued on the principal amount being prepaid to the date of such prepayment. So long as not event of default shall have occurred under the Loan Agreement, subject to the provisions of Section 4 of this Note, Maker may request advances from Bank following the prepayment of any amounts hereunder.

6. COMPOUND INTEREST. Interest not paid when due may be added to the unpaid principal balance hereof and shall thereafter bear interest at the same rate as principal. All payments hereunder are to be applied first to the payment of accrued interest and the balance remaining applied to the payment of principal. All principal and interest due hereunder is payable in lawful money of the United States of America.

7. LATE CHARGE. If a payment of principal or interest is ten (10) days or more late, Maker will be charged five percent (5.00%) of the amount of such payment. The late charge payable by Maker hereunder is in addition to, and not in lieu of, all other rights and remedies of Bank.

8. WAIVERS. Maker, for itself, its legal representatives, successors and assigns, expressly waives presentment, protest, demand, notice of dishonor, notice of nonpayment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, and diligence in collection, and consents that Bank may extend the time for payment or otherwise modify the terms of payment of any part or the whole of the debt evidenced hereby. To the fullest extent permitted by law, Maker waives the statute of limitations in any action brought by Bank in connection with this Note.

9. ACCELERATION. IT IS EXPRESSLY AGREED THAT UPON THE OCCURRENCE OF ANY EVENT OF DEFAULT UNDER THE TERMS OR CONDITIONS OF THE LOAN AGREEMENT, THEN THE UNPAID PRINCIPAL BALANCE OF THIS NOTE, TOGETHER WITH INTEREST ACCRUED THEREON, SHALL THEREUPON BE IMMEDIATELY DUE AND PAYABLE AT THE OPTION OF THE HOLDER HEREOF, WITHOUT PRESENTMENT, DEMAND, PROTEST OR NOTICE OF PROTEST OF ANY KIND, ALL OF WHICH ARE HEREBY EXPRESSLY WAIVED.

10. ATTORNEYS’ FEES AND CHOICE OF LAW. In the event it should become necessary to employ counsel to collect this Note, Maker agrees to pay the reasonable attorney’s fees and paralegals’ fees (including allocated costs for in-house legal services provided and attorneys’ fees and paralegals’ fees in all bankruptcy proceedings) and cost of the holder hereof, whether or not suit is brought. This Note and all transactions hereunder and/or evidenced hereby shall be governed by, construed under and enforced in accordance with the laws of the State of California.

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11. PARTICIPATION. Bank reserves the right to sell, assign, transfer, negotiate, or grant participation interests in all or any part of, or any interest in Bank’s rights and benefits hereunder. In connection therewith, Bank may disclose all documents and information which Bank now or hereafter may have relating to Maker.

12. MODIFICATION. This Note may not be changed, modified, amended or terminated orally.

13. WAIVER OF JURY TRIAL. MAKER AND BANK HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY DEALINGS BETWEEN MAKER AND BANK RELATING TO THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE MAKER AND BANK EACH ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH OF MAKER AND BANK HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH OF MAKER AND BANK WILL CONTINUE TO RELY ON THIS WAIVER IN ANY RELATED FUTURE DEALINGS BETWEEN MAKER AND BANK. MAKER AND BANK FURTHER WARRANT AND REPRESENT THAT THEY EACH KNOWINGLY AND VOLUNTARILY WAIVE THEIR RESPECTIVE JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

HILL INDUSTRIES, INC., a California corporation By:/s/ [illegible] Title: Pres.

SANTA MONICA BANK hereby accepts this Note and agrees to the provisions contained in Section 13 of the Note.

SANTA MONICA BANK, a California banking corporation By:/s/ [illegible] Title: Senior Vice President

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ALLONGE

Pay to the order of National Loan Investors, LP. (“NLI”), WITHOUT REPRESENTATION, WARRANTY OR RECOURSE except for any representation, warranty or recourse explicitly stated in that certain Loan Purchase Agreement dated March 20, 2002 between NLI and the undersigned.

U.S. Bank National Association, f/k/a Firstar Bank, National Association, successor by mergert to U.S. Bank National Association, successor in merger to Santa Monica Bank

By:/s/ Patrick T. Morrissey
Patrick t. Morrissey, Attorney-In-Fact

ID 105, 74400100, 200, HILL INDUSTRIES, INC. ET AL

EXHIBIT “D”

1.	Amended and Restated Loan and Security Agreement dated 9/15/99
2.	Extension and Modification Agreement dated 11/7/01
3.	Forbearance and Modification Agreement dated 12/1/02
4.	Second Forbearance and Modification Agreement dated 2/1/04
5.	Loan Modification Agreement dated 1/26/05
6.	Commercial Security Agreement dated 2/8/99 (Hill Worldwide, LLC)
7.	Commercial Security Agreement dated 2/8/99 (Hill Aerospace & Defense,. LLC)
8.	Commercial Security Agreement dated 2/8/99 (Hill Aviation & Logistics, LLC)
9.	Commercial Security Agreement dated 2/8/99 (Hill industries, Inc.)
10.	Commercial Security Agreement dated 2/8/99 (Hill industries, LLC)
11.	Security Agreement dated 9/15/99 by Hill Industries, LLC
12.	Security Agreement dated 9/15/99 by Hill Aerospace & Defense, LLC
13.	Security Agreement dated 9/15/99 by Hill Aviation Logistics, LLC
14.	Security Agreement dated 9/15/99 by Hill Worldwide, LLC
15.	Financing Statement #9835860181 and all supplementals pertaining thereto
16.	Financing Statement #9835860155 and all supplementals pertaining thereto
17.	Financing Statement #9913260283 and all supplementals pertaining thereto
18.	Financing Statement #9835860186 and all supplementals pertaining thereto
19.	First Amended and Restated Guaranty dated 1/26/05
20.	Continuing Guaranty dated 9/15/99 by Harry Lebovitz
21.	Continuing Guaranty dated 9/15/99 by G. Scott Littell, as Trustee
22.	Continuing Guaranty dated 9/15/99 by Hill Industries, LLC
23.	Continuing Guaranty dated 9/15/99 by Hill Aviation Logistics, LLC
24.	Continuing Guaranty dated 9/15/99 by Hill Worldwide, LLC
25.	Continuing Guaranty dated 9/15/99 by Hill Aerospace & Defense, LLC
26.	Commercial Guaranty dated 2/8/99 by Harry Lebovitz
27.	Commercial Guaranty dated 8/7/97 by Harry Lebovitz
28.	Commercial Guaranty dated 2/8/99 by Hill Aviation Logistics, LLC
29.	Commercial Guaranty dated 8/7/97 by Hill Aviation Logistics, LLC
30.	Commercial Guaranty dated 2/8/99 by Hill Worldwide, LLC
31.	Commercial Guaranty dated 8/7/97 by Hill Worldwide, LLC
32.	Commercial Guaranty dated 2/8/99 by Hill Aerospace & Defense, LLC
33.	Commercial Guaranty dated 8/7/97 by Hill Aerospace & Defense, LLC
34.	Commercial Guaranty dated 2/8/99 by Hill Industries, LLC
35.	Commercial Guaranty dated 8/7/97 by Hill Industries, LLC